Exhibit 8.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA ● ASIA PACIFIC ● EUROPE

May 12, 2023

Jefferies Financial Group Inc. 520 Madison Avenue New York, NY 10022

Ladies and Gentlemen:

As United States tax counsel to Jefferies Financial Group Inc. (the “Company”) in connection with the registration statement (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”), we hereby confirm to you that the discussion set forth under the heading “Material United States Federal Income Tax Consequences” in the prospectus forming a part of the Registration Statement relating to the Company’s debt securities (the “Debt Securities”), common shares, $1.00 par value per share (the “Common Shares”) and preferred shares, $1.00 par value per share (the “Preferred Shares” and, together with the Debt Securities and the Common Shares, the “Securities”), is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. If a prospectus supplement (including without limitation any prospectus supplement that is referred to as a product supplement or a pricing supplement) relating to the offer and sale of any particular Securities is prepared and filed by the Company with the SEC on a future date and such prospectus supplement or pricing supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.